Exhibit 8.2

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York  10020

www.dlapiper.com

T   212.335.4500

F   212.335.4501

October 15, 2013

Abengoa, S.A.

Campus Palmas Altas

C/ Energía Solar

41014, Seville, Spain

Ladies and Gentlemen:

We have acted as U.S. counsel to Abengoa S.A. (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form F-1 of the Company (Registration No. 333-191575), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), of the offering and sale of the Class B Shares (either in the form of shares or American Depositary Shares (“ADSs”)) (the “Offered Shares”) of €0.01 nominal value each of the capital of the Company (such class of shares, the “Class B Shares”) covered by the Registration Statement to which this opinion is an exhibit.

We have examined the Registration Statement.  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the discussion under the caption “Taxation — U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such discussion represents legal conclusions or statements of U.S. tax law, unless otherwise noted and subject to the limitations and qualifications therein, constitutes a fair and accurate summary of the material U.S. tax consequences to U.S. Holders (as such term is defined in the prospectus that is a part of the Registration Statement) of the ownership and disposition of the Offered Shares and we hereby adopt and confirm that discussion as our opinion. We do not express any opinion herein concerning any law other than the United States federal income tax law.

This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and to the reference of our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA PIPER LLP (US)